Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

CONTACTS

Investors:	Bernie Hertel, Inovio Biomedical, 858-410-3101
Media:	Ron Trahan, Ronald Trahan Associates Inc., 508-359-4005, x108

Inovio Biomedical and VGX Pharmaceuticals

Sign Merger Agreement

Conference call with CEOs of Inovio and VGX
Tuesday, July 8 – 9am – Eastern Time
US dial in: 877-407-9210
International dial in: 201-689-8049
Presentation link: http://www.investorcalendar.com/IC/CEPage.asp?ID=131832

SAN DIEGO, CA and BLUE BELL, PA, July 07, 2008 — Inovio Biomedical Corporation (AMEX:INO), a developer of electroporation-based DNA vaccine delivery technology, and VGX Pharmaceuticals, Inc., a privately held DNA vaccine developer, announced today the signing of a definitive merger agreement, which provides for the issuance of Inovio Biomedical securities in exchange for all of the outstanding securities of VGX Pharmaceuticals. Each company’s board of directors has approved the merger agreement and the all-stock transaction it contemplates. The transaction is subject to completion of the registration of the Inovio Biomedical securities to be issued with the U.S. Securities and Exchange Commission (SEC), receipt of approval from both companies’ stockholders of the transaction, and other customary closing conditions. The parties expect to complete the merger in the fourth quarter of 2008, however, the actual timing of the transaction will depend on a number of factors, some of which are beyond either company’s control. Upon closing, Inovio Biomedical will change its name to VGX Pharmaceuticals, Inc.

Avtar Dhillon, MD, President and CEO of Inovio Biomedical, said: “Inovio Biomedical, in collaboration with our research partners, has successfully demonstrated safety, tolerability, and immunological and clinical responses from electroporation-delivered DNA vaccines in humans. While we are pleased with our accomplishments and opportunities, we also believe the best path to maximizing value for our stockholders requires us to develop proprietary DNA vaccines. To that end, merging with VGX Pharmaceuticals immediately adds a broad pipeline of DNA vaccine candidates and a team of internationally-recognized scientists with strong DNA vaccine expertise, which we believe will provide the combined company with the capability to rapidly advance DNA vaccine candidates into the clinic. We are pleased to join forces with the VGX team led by Dr. J. Joseph Kim and to become closely associated with Dr. David Weiner, a VGX co-founder known around the world as a pioneer of DNA vaccines.

“We are highly confident that the combined company will advance the potential of developing and delivering new DNA vaccines that could play a significant role in treating or even preventing diseases. Leadership of both companies could not forego this medical and market opportunity,” said Dr. Dhillon.

J. Joseph Kim, Ph.D., co-founder, president and CEO of VGX Pharmaceuticals, said: “Significant, growing evidence indicates that electroporation has a pivotal role to play in enabling the potency of this promising new generation of vaccines and VGX has already made a strong commitment to this DNA delivery technology. Inovio has made tremendous strides in validating electroporation-based DNA vaccine delivery with human data in the last year, and we believe that Inovio’s patents and technology platform, partnerships, and clinical programs will provide synergy with VGX’s vaccine development focus and asset base. We look forward to the integration process, working cooperatively with Inovio’s management, research and engineering teams, and combining our intellectual property to aggressively pursue the compelling concept of harnessing the body’s immune system to tackle cancers and poorly treated infectious diseases.”

Combined Company Profile

The parties believe that the following assets of the combined company will enable it to advance its integrated DNA vaccine technologies and generate value for its various stakeholders:

•                  Internationally recognized scientific expertise in the field of DNA vaccines complemented by extensive experience with electroporation technology as a method of DNA delivery.

•                  A diverse, proprietary pipeline of therapeutic and preventive DNA vaccine candidates against cancers and infectious diseases, with one wholly owned agent (for HIV) and one partly owned agent (for hepatitis C virus) in phase I clinical studies, investigational new drug (IND) applications that are open for one agent (for cervical cancer) and under review for avian influenza, and R&D activities in areas such as universal influenza vaccines and prostate cancer.

•                  SynCon™ technology, used to generate new clinical product candidates, including consensus sequences and antigens for some of the currently targeted disease proteins, offering coverage across different viral sub-types and taxonomic groups. These antigens are further optimized for gene expression and induction of a desired immune response.

•                  An extensive patent portfolio and line of clinical grade devices and prototypes for electroporation-based DNA delivery, a non-viral delivery platform that, based on interim clinical data, is indicating safety, tolerability, and positive immunological and clinical responses from DNA vaccines delivered using this technology.

•                  Interim clinical data from multiple studies assessing DNA vaccines or DNA-based immunotherapies delivered using the company’s proprietary electroporation technology (ISO 13485-compliant), which have collectively indicated safety and tolerability, heightened levels of antibody and T-cell immune responses, and durable local and systemic tumor responses (melanoma), providing initial validation of electroporation’s ability to enhance DNA vaccine potency.

•                  Regulatory approval to use electroporation delivery technology in conjunction with DNA vaccines in clinical trials in the US (FDA), Sweden, Italy, and the UK.

•                  A product line of DNA delivery systems with different design characteristics:

•                  CELLECTRA® Adaptive Constant Current Electroporation System

•                  MedPulser® DNA Delivery System

•                  Elgen® DNA Delivery System

•                  Out-licenses and collaborations with various pharmaceutical, biotech, academic, government and non-government organizations include Merck (cancers), Wyeth (infectious diseases), HIV Vaccine Trial Network (HIV), Vical (metastatic melanoma), Moffitt Cancer Center (malignant melanoma), University of Southampton (prostate cancer), National Cancer Institute (HIV), and International AIDS Vaccine Initiative (HIV), which have already played a pivotal role in generating valuable preclinical data and proof-of-principle in humans regarding the utility of electroporation-based delivery of DNA vaccines. The costs of these studies have largely been borne by collaborators. Four phase I clinical studies are in progress and an IND has been filed for a fifth.

•                  VGX Animal Health, Inc., an 88%-owned subsidiary developing growth hormone releasing agents and DNA vaccines for various diseases for cats, dogs, horses, cows and pigs. LifeTide™ SW 5, a product of VGX Animal Health, was recently approved by the Australian Pesticides and Veterinary Medicines Authority as a veterinary gene therapy product for treating pigs (aimed at reducing mortality) making it the first and only DNA therapy product approved for food animals and only the fourth such product approved by regulatory agencies for any indication worldwide.

•                  Thirty percent (30%) ownership interest in VGX International, Inc. (VI), a Korean company listed on the Korean Stock Exchange, which has initiated a project to build and operate a 3,000-liter scale cGMP DNA plasmid manufacturing facility in Korea. VI also operates a low-volume cGMP DNA plasmid (vaccine) contract manufacturing facility based in The Woodlands, Texas, including 500-liter and 100-liter fermentors and using a cost-effective manufacturing process.  The combined company would have existing supply arrangements with VI.

•                  Representative board of directors, management and research and development teams, retaining and combining Inovio’s public company and electroporation experience and VGX’s vaccine development experience.

The combined company is expected to be led by Dr. J. Joseph Kim as president, CEO and a director, with Dr. Avtar Dhillon serving as a consultant and a director. The remainder of the combined company’s board is expected to consist of two directors from each of Inovio’s and VGX’s current board of directors. Dr. David B. Weiner is expected to be chairman of the scientific advisory board, drawing from the wide array of scientific resources currently available to both companies. The merger agreement provides for a post-combination management team integrated from both parties’ current management.

The combined company’s headquarters are anticipated to be located in Blue Bell, Pennsylvania, along with its DNA vaccine research and development efforts, while maintaining a San Diego, California operation focused on electroporation R&D and engineering. In addition, the combined company would continue existing research operations in The Woodlands, Texas, and Oslo, Norway.

Details of the Proposed Transaction

VGX Pharmaceuticals is a privately held company, predominantly owned by founders, current and former members of management and other private investors and institutions. Inovio is a publicly traded company (AMEX: INO). At the time of closing of the merger, a wholly-owned acquisition subsidiary of Inovio Biomedical will merge into VGX Pharmaceuticals, with VGX Pharmaceuticals surviving as a wholly-owned subsidiary of Inovio Biomedical. Concurrently, Inovio Biomedical will issue shares of Inovio common stock in exchange for all of the outstanding shares of VGX common stock based on an exchange ratio derived from the comparative fully diluted share capitalization of the companies, excluding the shares of VGX common stock underlying $5.5 million of VGX convertible debt. Inovio will also assume all outstanding VGX options and warrants and a portion of VGX convertible debt, which will be adjusted based on the exchange ratio and become exercisable or convertible, as applicable, for Inovio common stock. The $5.5 million of VGX convertible debt excluded from calculation of the exchange ratio will be assumed at closing and the principal outstanding at closing immediately converted into shares of Inovio common stock at $1.05 per share.

Due to the structure of the exchange ratio calculation, it is not possible for the parties to state with certainty at this time the total number of shares of Inovio common stock, options, and warrants to be issued at closing of the merger.  However, the exchange ratio is designed to result in the legacy holders of Inovio and VGX securities each holding on an aggregate basis 50% of the combined company’s fully-diluted equity interests, excluding the $5.5 million of VGX convertible debt. Inovio anticipates that post-closing, the combined company would continue to have some other outstanding convertible debt, which it expects would be fully retired by April 2009 from deferred proceeds relating to the sale of VGX Pharmaceutical’s plasmid production facility in Texas in June 2008.  Based on current capitalization information, the parties anticipate that legacy Inovio equity interest holders and legacy VGX equity interest holders will share voting power over the combined company 49% and 51%, respectively.  However, the exact percentage split of the equity interests in and voting power over the combined company will depend on a number of factors, including Inovio’s pre-closing capitalization and VGX’s pre-closing capitalization, thus these projected percentages may change prior to closing.

Inovio is required to use commercially reasonable efforts to register the securities to be issued in the merger under the Securities Act of 1933, as amended, on a registration statement on Form S-4 to be filed with the Securities and Exchange Commission. Registered shares of Inovio common stock received in the transaction by certain significant holders of VGX common stock and certain  affiliates and all employees of VGX and shares of Inovio common stock held by all affiliates and employees of Inovio at the time of consummation of the transaction will be subject to lock-up arrangements that will provide for 25% of the shares initially subject to the lock-up per individual to be released from such restrictions upon each six-month anniversary of the closing date of the transaction, such that all shares will be released from the lock-up arrangements upon the two-year anniversary of the closing date of the transaction. The lock-up restrictions will also apply to the shares of Inovio common stock issued upon assumption and conversion of VGX convertible debt for six-months after the closing date of the transaction, and will provide for 50% of the shares initially subject to the lock-up to be released upon the three-month anniversary of the closing date of the transaction. Inovio anticipates listing the securities to be issued in the merger with the American Stock Exchange.

The merger requires approval of the stockholders of both Inovio Biomedical and VGX Pharmaceuticals. Inovio expects to file a proxy statement and supporting materials as part of its Form S-4, and will hold a special meeting of stockholders to seek approval of the merger and related stockholder proposals.

Oppenheimer & Co. Inc. provided certain financial advisory services to Inovio Biomedical in connection with the merger. KL Gates, LLP is acting as Inovio Biomedical’s outside legal counsel.

Needham & Company, LLC provided certain advisory services to VGX Pharmaceuticals in connection with the merger. Duane Morris LLP is acting as VGX Pharmaceuticals’ outside legal counsel.

VGX and Inovio urge their investors and the public to read the relevant registration, proxy solicitation and consent solicitation related documents to be filed with the SEC before making any investment and/or voting decision related to the merger because they contain important information about the companies, the merger, the Inovio securities to be issued and the expectations for the combined company. The registration statement/proxy statement to be filed on Form S-4 and other merger-related documents will be available, when filed, without charge, from the SEC’s web site (www.sec.gov) or can be obtained, free of charge, by requesting such documents, including any items incorporated by reference, from Inovio Biomedical Corporation.

About VGX Pharmaceuticals

VGX Pharmaceuticals is a biopharmaceutical company with small molecule and biologic product candidates for the treatment of infectious diseases, cancer, and inflammatory diseases. VGX’s clinical development programs include PENNVAX™-B for HIV infection, which is in two separate Phase I clinical trials, and VGX-1027 for inflammatory diseases and VGX-3100, a DNA therapeutic vaccine for cervical cancer, both of which are in Phase I clinical trials.  In addition, VGX has filed INDs for VGX-3200, a novel DNA therapy that utilizes GHRH for the treatment of cancer cachexia and anemia and for VGX-3400, a DNA preventative vaccine for avian influenza.  VGX has established a vertically-integrated DNA Vaccines and Therapies Platform with extensive capabilities including SynCon™ DNA-based product candidates, the CELLECTRA® delivery device, and access to efficient cGMP plasmid manufacturing.  Vertical control over key aspects of product development has enabled VGX to consistently develop multiple product candidates, from bench-to-IND filing, within one year. The product candidates and technology programs are protected by the VGX’s extensive global intellectual property portfolio. More information about VGX can be found at www.vgxp.com, the contents of which are not incorporated by reference herein.

About Inovio Biomedical Corporation

Inovio Biomedical (AMEX: INO) is focused on developing multiple DNA-based immunotherapies and DNA vaccines. Inovio is a leader in developing human applications of electroporation, using brief, controlled electrical pulses to increase cellular uptake of a useful biopharmaceutical. Human data has shown that Inovio’s electroporation-based DNA delivery technology can significantly increase gene expression and immune responses from DNA vaccines. Inovio’s technology is protected by an extensive patent portfolio covering in vivo electroporation. More information is available at www.inovio.com, the contents of which are not incorporated by reference herein.

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This press release contains certain forward-looking statements relating to plans for the merger of Inovio Biomedical Corporation and VGX Pharmaceuticals and the parties’ intent to develop their electroporation-based drug and gene delivery technologies and DNA vaccines. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including the uncertainties inherent in complex commercial transactions like the proposed merger; uncertainties inherent in clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications and that results from one study may not necessarily be reflected or supported by the results of other similar studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the parties or their collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the parties and their collaborators hope to develop, evaluation of potential opportunities, issues involving patents and whether they or licenses to them will provide the parties with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the combined company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the companies’ combined technology by potential corporate or other partners or collaborators, capital market conditions, evaluation of the transaction by the American Stock Exchange, which may impact the current and/or additional listing of Inovio’s securities, and other factors set forth in Inovio’s Annual Report on Form 10-K for the year ended December 31, 2007, its 10-Q for the three months ended March 31, 2008 and other regulatory filings from time to time, including, but not limited to, the registration statement/proxy statement and related consent solicitation materials to be filed by Inovio under Form S-4 pursuant to the merger agreement. There can be no assurance that any product in Inovio’s, VGX’s or the projected combined company’s product pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.